National Automation Services, Inc. – Corporate Headquarters
2470 St. Rose Pkwy Ste 311 | Henderson, NV 89074
ph 702 • 487 • NASI (6274) | fax 702 • 487 • 5600

www.nasautomation.com

September 15, 2009

Promissory Note – South Bay Capital

National Automation Services, Inc. entered into a promissory note agreement with South Bay Capital on July 25, 2008, in the amount of $75,926 to be paid directly to Trafalgar Capital on behalf of the Company. On December 19, 2008, the Company repaid $65,000 of the loan to bring the total amount owed to South Bay Capital the amount of $10,926.

As of January 1, 2009 the Company’s outstanding debt owed to South Bay Capital was $10,926. Interest on the loan will be at 12% calculated per annum, until full payment on the loan has been repaid.

/s/ Robert Chance

Robert Chance

CEO of National Automation Services, Inc.

/s/ Joe Pardo

South Bay Capital, Inc.

Joe Pardo